Exhibit 99.1

FOR RELEASE, Wednesday, January 28, 2026 1:10 p.m. Pacific Time	For Further Information: Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com

Jamie Tanker, Media Contact
(734) 417-9805 or KBHomePR@mww.com

KB HOME NAMES ROBERT MCGIBNEY CHIEF EXECUTIVE OFFICER
Jeffrey Mezger Becomes Company’s First Executive Chairman

LOS ANGELES (January 28, 2026) – KB Home (NYSE: KBH) today announced that, as part of its long-term succession planning process, its board of directors appointed Robert McGibney as President and Chief Executive Officer, effective March 1, 2026. At that time, McGibney, a KB Home veteran with over 25 years of service, will succeed Jeffrey Mezger, who will become KB Home’s first Executive Chairman of the board after serving as Chief Executive Officer for two decades and Chairman since 2016.

The board also appointed McGibney as a director, effective March 1, 2026, and will nominate him to stand for election as a director at the Company’s 2026 Annual Meeting of Stockholders.

Mezger, 70, who joined KB Home in 1993, was instrumental during his tenure as Chief Executive Officer in repositioning the Company’s operations and optimizing its distinctive Built to Order business model through several market cycles to generate profitable growth and solid stockholder returns, along with industry-leading customer satisfaction levels and sustainability achievements. As the most senior executive officer of the Company, he will continue to have a key management role with KB Home, including overseeing its high-level strategy, and supporting McGibney in his assumption of the duties of Chief Executive Officer.

McGibney, 51, joined KB Home in 2000 in its Las Vegas division, and held roles of increasing responsibility with the Company from Division President (2012) to Regional General Manager (2016), Regional President (2018), and Chief Operating Officer and Executive Vice President (2021). In 2024, McGibney was elevated to President, with overall responsibility for the Company’s operations, while also directing business strategy, community and revenue growth and key strategic support functions, such as architecture, marketing, sustainability, and financial services operations, along with leadership development. McGibney earned a Bachelor of Science in Accounting/Finance from Missouri State University.

“Today’s seamless Chief Executive Officer transition is a testament to KB Home’s extensive and carefully considered talent management and succession planning process,

as well as the deep executive bench the Company has developed,” said Jodee Kozlak, KB Home’s Lead Independent Director. “Jeff has been an extraordinary leader for this Company over his 20-year tenure as CEO, generating significant stockholder value and creating a strong foundation for future growth. The board is confident Rob is the right person to lead KB Home into the future.”

“It has been a true privilege to serve as KB Home’s Chief Executive Officer since 2006 and to deliver our personalized, high-quality homes to thousands of families across the United States,” said Mezger . “I am pleased to recognize Rob in his promotion to serve as our next Chief Executive Officer. In working closely with Rob for several years, I have been consistently impressed by his exceptional performance as he progressed through the executive ranks, and especially with the job he has done as Chief Operating Officer. I am confident that with the experience Rob has gained over his more than 25 years with KB Home, as well as his deep understanding of our business model, he is well prepared to serve as Chief Executive Officer. I look forward to continuing to work with Rob along with our highly seasoned senior leadership team, who have an average tenure of nearly 20 years with us, to further advance our growth.”

“I am honored to be appointed President and Chief Executive Officer of KB Home, a special company where I’ve spent nearly 26 years, the majority of my professional career,” said McGibney. “I have tremendous admiration and appreciation for everything Jeff has done in leading the company. I am excited about the future of our business and to work with Jeff and the KB Home team, as well as the board, to create long-term value.”

About KB Home
KB Home is one of the largest and most trusted homebuilders in the United States. We operate in 49 markets, have built over 700,000 quality homes in our nearly 70-year history, and are honored to be the #1 customer-ranked national homebuilder based on third-party buyer surveys. What sets KB Home apart is building strong, personal relationships with every customer and creating an exceptional homebuying experience that offers our homebuyers the ability to personalize their home based on what they value at a price they can afford. As the industry leader in sustainability, KB Home has achieved one of the highest residential energy-efficiency ratings and delivered more ENERGY STAR® certified homes than any other builder, helping to lower the total cost of homeownership. For more information, visit kbhome.com.

####